CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Unico American Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-101482) on Form S-8 of Unico American Corporation of our reports dated March 23, 2007, with respect to the consolidated balance sheets of Unico American Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, which reports appears in the December 31, 2006, annual report on Form 10-K of Unico American Corporation.


                                    KPMG LLP

Los Angeles, California
March 23, 2007